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                                                                     EXHIBIT 14

               CODE OF ETHICS FOR SENIOR OFFICERS OF SULPHCO, INC.


Scope and Applicability

         This Code of Ethics for Senior Officers of SulphCo, Inc. (the "COMPANY"), referred to herein as the "CODE OF ETHICS," contains ethical guidelines for its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (such persons are collectively referred to as "SENIOR OFFICERS") and is intended to comply with applicable provisions of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder by the U.S. Securities and Exchange Commission ("SEC"). The provisions contained in this Code of Ethics are intended to supplement other policies, practices and procedures as are adopted from time to time by the Company from time to time which are applicable to all employees or to management level and supervisory employees.

Standards of Conduct

         The honesty and integrity of senior officers is fundamental to the reputation and success of the Company. Accordingly, each senior officer shall, in the performance of duties for the Company, to the best of the officer's knowledge and ability:

     o Act with honesty and integrity, including the ethical handling of any actual or apparent conflicts of interest between personal and professional relationships;

     o Disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest;

     o Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

     o   Comply with all applicable government laws, rules and regulations; and

     o Promptly report any violations of this Code of Ethics to the Audit Committee, and promote the prompt reporting by others of violations of the Company's Code Of Business Conduct to the Audit Committee.

Enforcement of Violations and Waivers

         The Audit Committee shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and promote accountability for adherence to the Code of Ethics. The Audit Committee has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers; any such amendment or waiver shall be promptly disclosed as required by applicable law or regulation.